Company Contact:	Investor Relations Contact:
Ms. Huizhen Yu	Mr. Crocker Coulson, President
Chief Financial Officer	CCG Investor Relations
China Medicine Corp	Tel: +1-646-213-1915 (NY Office)
Tel: +86-20-8739-1718	E-mail: crocker.coulson@ccgir.com
E-mail: konzern08@163.com	Website: www.ccgirasia.com

FOR IMMEDIATE RELEASE

China Medicine Announces Record Fourth Quarter and 2008 Results

Guangzhou, China – March 26, 2009 – China Medicine Corporation (OTC BB: CHME) (“China Medicine” or “the Company”), a developer and a leading distributor of prescription and over-the-counter pharmaceuticals, traditional Chinese medicines (“TCM”), nutritional and dietary-supplements, medical devices, and medical formulations in the People’s Republic of China (“PRC”), today reported outstanding financial results for the fourth quarter and full year ended December 31, 2008.

Fourth Quarter 2008 Highlights

•	Revenues increased 51.2% to $24.4 million
•	Gross profit increased 30.4% to $5.8 million
•	Operating income increased 24.5% to $4.2 million
•	Net income increased 26.6% to $3.5 million
•	Received approval from the Guangdong Food & Drug Administration (“Guangdong FDA”) to distribute dental equipment and instruments in Guangdong Province
•	Once again awarded GSP (Good Supply Practice for Pharmaceutical Products) certification from State Food and Drug Administration (SFDA).
•	Received rADTZ patent approval for Australia, South Africa and Korea

Full Year 2008 Highlights

•	Total revenues increased 27.4% to $53.6 million
•	Gross profit increased 25.6% to $15.6 million
•	Operating income increased 30.0% to $11.0 million
•	Net income increased 32.7% to $9.1 million, or $0.60 per diluted share

“We are very pleased with our fourth quarter and full year 2008 results despite the challenging economic environment. In the fourth quarter, revenue increased 51.2% compared to the same period last year. Any slowdown from the global economic crisis was mitigated by expansion of our distribution network and positive seasonal factors in which orders were booked just prior to the end of the year,” said Mr. Senshan Yang, CEO and Chairman of China Medicine Corporation.

“Our top selling drugs for the fourth quarter included Hongjin Xiaojie Capsule, which is used for the treatment of coughs, accounted for 5.66% of revenue; Xueshuantong injection, which is used to improve blood circulation, remove vascular stasis and dilate blood vessels, accounted for about 5.44% of revenues; Cinepazide maleate injection, which is used in the treatment of vascular sclerosis, accounted for 4.11% of revenue. During the quarter, we also received approval from the Guangdong Food and Drug Administration (FDA) to distribute dental and oral surgery equipment, which we view as an attractive market in China as the demand for dental services is expected to grow.

Our gross profit margin fell 4% compared to the fourth quarter of 2007 due to intense competition in the Chinese pharmaceutical industry. We are currently taking steps to improve our gross margin, such as upping our efforts to obtain more exclusive distribution rights on high-margin prescription products. We also plan on developing more specialty pharmaceutical products and increasing our existing product offerings. This will help us strengthen our competitive advantages and diversify business risk,” said Mr. Yang.

Fourth Quarter Results

China Medicine’s total revenues in the fourth quarter of 2008 were $24.4 million, an increase of 51.2% over the fourth quarter of 2007. This was attributable to a 66.2% increase in product sales, primarily driven by an increase in over-the-counter product sales made through the company’s increased market share in the municipal and rural areas of Guangdong Province. In addition, an earlier Chinese New Year resulted in many orders being booked prior to December 31, 2008, helping to contribute to the Company’s strong top line growth.

Product sales in the fourth quarter of 2008 totaled $24.4 million and accounted for 99.97% of total net revenues. Sales of prescription products accounted for 78.94% of total net revenues, and over-the-counter medicines accounted for 17.9% of total revenues during the quarter. Sales of dietary supplements, medical equipment and others accounted for 1.12%, 1.87% and 0.14% respectively. Medical formula sales accounted for 0.03% of total revenues, totaling $7,254, down 99.5% from the fourth quarter of 2007. The decline was due to stricter regulations by the State Food and Drug Administration (SFDA) in China, where approvals for new medical formulas were limited since the process has become more complex due to concerns over food and pharmaceutical safety.

Gross profit in the fourth quarter of 2008 was $5.8 million, an increase of 30.4% over the fourth quarter of 2007. Gross margin was 24% of total revenues, down from 28% of total revenues in the fourth quarter of 2007. The decline in gross margin was due to lower selling prices for some of the pharmaceutical products the Company distributes as the Chinese government set a price ceiling on certain drugs. To counter this situation, China Medicine is adjusting its portfolio to increase pharmaceutical products with exclusive distribution rights, which have a higher margin.

Operating expenses in the fourth quarter of 2008 were $1.6 million, up 48.1% from $1.1 million in the fourth quarter of 2007.  This increase was due to higher selling, general and administrative expenses related to increase in revenues for the fourth quarter of 2008.

The Company recorded $0.36 million in research and development expenses in the fourth quarter of 2008, compared to $0.21 million in the fourth quarter of 2007. The increase in R&D expense was due to the pre-clinical study of Yutian Capsule, a traditional Chinese medicine developed for use in the treatment of lung cancer.

Operating income was $4.2 million in the fourth quarter of 2008, up 24.5% from $3.4 million in fourth quarter of 2007. Operating margin was 17%, as compared to 21% a year ago.

Net income for the fourth quarter of 2008 was $3.5 million, or $0.23 per diluted share, compared to $2.8 million, or $0.17 per diluted share in the fourth quarter of 2007.

Full Year 2008 Results

For the full year 2008, total revenues were $53.6 million, up 27.4% from $42.1 million in 2007. Approximately 97.5% of revenue came from product sales and 2.5% came from medical formula sales. Gross profit for the full year 2008 was $15.6 million, an increase of 25.6% from $12.4 million in 2007. Gross profit margin was 29% in 2008, the same as in 2007. Operating income was $10.9 million, up 29.9% from $8.4 million in 2007.  Operating margin was 20%, the same as in 2007.  Net income for 2008 was $9.1 million or $0.60 per diluted share, compared to $6.9 million or $0.50 per diluted share in 2007.

Financial Condition

As of December 31, 2008, China Medicine had $2.8 million in cash and cash equivalents, and approximately $32.58 million in working capital, an increase of 14.1% from $28.5 million in 2007. For the year ended December 31, 2008, China Medicine’s cash flow from operations was $4.2 million. Stockholders’ equity as of December 31, 2008 was $42.8 million, an increase of 38.5% over the $30.9 million recorded as of December 31, 2007.

During the fourth quarter, the Company spent $2.7 million on purchasing and installing equipment for the production of rADTZ. The Company also spent $2.9 million as the deposit on the purchase of the ownership of BCG (Bacillus Calmette-Guerin) vaccine for the prevention of infection in bladder cancer patients post surgery and $2.3 million on exclusive distribution rights for multivitamin food supplement products.

2009 Outlook

"Looking forward to 2009, we expect to see continued growth from our pharmaceutical products distribution business as the Chinese government rolls out its plan to spend RMB850 billion ($123 billion) in the next three years to establish a universal health care system. As a pharmaceutical developer and a leading pharmaceutical distributor in China today, we are committed to further expanding our distribution network, increasing the number of higher margin products in our distribution catalogue, and focusing our R&D efforts on increasing our pipeline of proprietary pharmaceutical products," said Mr. Yang.

"During the first quarter of 2009, we are continuing to make progress in our efforts to introduce to the market recombinant Aflatoxin Detoxifizyme (rADTZ), our novel and innovative product that has the potential to detoxify aflatoxin (AFT), a cancer causing agent, in food and feed. We recently achieved another milestone with rADTZ, where we have successfully completed all rounds of initial rADTZ experiments and testing. The product is currently being reviewed by the Department of Agriculture, China. In addition, we have also applied for a production permit for rADTZ and expect to receive approval in the second quarter of 2009,” said Mr. Yang.

“The pharmaceutical industry in China is undergoing reform and competitors might see delays in getting new pharmaceutical products approved or receiving Good Manufacturing Practices (GMP) certification for their manufacturing facilities as a result of stricter rules and tighter regulations.  However, due to the success of our distribution model, we believe China Medicine is well positioned to take advantage of the increasing demand for good quality healthcare products from the burgeoning middle class and the elderly population in China," concluded Mr. Yang.

Conference Call

China Medicine will hold its fourth quarter conference call for all interested persons at 9:00 a.m. Eastern Time on March 26, 2009 to discuss its results. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 888-419-5570. International callers should dial 617-896-9871. When prompted by the operator, mention conference passcode 305-148-03. If you are unable to participate in the call at its scheduled time, a replay will be available for seven days starting on Thursday, March 26 at 11:00 a.m. Eastern Time. To access the replay, dial 888-286-8010 (international callers dial 617-801-6888), and enter the passcode 278-945-21.

About China Medicine Corporation

China Medicine Corporation is a leading pharmaceutical company that discovers and develops medical formulations and distributes over 2,400 pharmaceutical products in China, including prescription and over the counter ("OTC") drugs, traditional Chinese medicine products, herbs and dietary-supplements. The Company distributes its products to wholesale distributors including more than 300 hospitals and 500 medicine companies that sell to 1,788 drug stores in 28 provinces throughout China.  The Company actively develops a number of proprietary products for a variety of uses, including oncology, high blood pressure and the removal of toxins from food and animal feeds. For more information visit the Company’s website at http://www.chinamedicinecorp.com.

Cautionary Statement

This press release contains forward-looking statements concerning the Company’s business and products. The Company’s actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, obtaining regulatory approval for new products, the expected contribution of higher margin products, government support for rural health care, competition from existing and new competitors, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company’s reports filed with the Securities and Exchange Commission. China Medicine Corporation undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

-FINANCIAL TABLES FOLLOW-

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CHINA MEDICINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND TWELVE MONTHS ENDED DECEMBER 31, 2008 AND 2007

	Three Months Ended December, 31		Twelve Months Ended December, 31
	2008	2007	2008	2007

	(unaudited)		(audited)
REVENUES
Product sales	$24,425,182	$14,694,861	$52,307,211	$39,247,130
Medical formula sales	7,254	1,464,625	1,340,595	2,858,257
Total revenues	24,432,436	16,159,486	53,647,806	42,105,387

COST OF GOODS SOLD	18,589,095	11,678,186	38,074,919	29,708,088

GROSS PROFIT	5,843,341	4,481,300	15,572,887	12,397,299

OPERATING EXPENSES
Research and development	355,868	214,541	840,437	651,990
Selling, general and administrative	1,289,076	895,619	3,804,585	3,330,907
Total operating expenses	1,644,944	1,110,160	4,645,022	3,982,897

INCOME FROM OPERATIONS	4,198,397	3,371,140	10,927,865	8,414,402

OTHER INCOME, NET	40,167	11,819	85,622	15,423

INCOME BEFORE INCOME TAXES
AND MINORITY INTEREST	4,238,564	3,382,959	11,013,487	8,429,825

PROVISION FOR INCOME TAXES	753,304	630,371	2,006,137	1,649,114

INCOME BEFORE MINORITY INTEREST	3,485,260	2,752,588	9,007,350	6,780,711

MINORITY INTEREST	33,179	26,012	118,266	94,658

NET INCOME	3,518,439	2,778,600	9,125,616	6,875,369

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	135,806	721,233	2,305,499	1,621,672

COMPREHENSIVE INCOME	$3,654,245	$3,499,833	11,431,115	$8,497,041

EARNINGS PER SHARE
Basic	0.23	$0.19	$0.60	0.56
Diluted	0.23	$0.17	$0.60	0.50
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	15,226,742	14,668,310	15,173,113	12,346,208
Diluted	15,226,742	15,980,110	15,308,529	13,658,007

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2008 AND 2007

ASSETS
	2008	2007
CURRENT ASSETS
Cash	$2,791,814	$5,767,774
Notes receivable	600,911	-
Accounts receivable, trade, net of allowance for doubtful accounts of $96,609 and $55,640 as of December 31, 2008 and 2007, respectively	19,225,091	13,626,347
Inventories	4,725,322	3,948,460
Advances to suppliers	6,121,974	5,983,277
Other current assets	192,080	81,221
Total current assets	33,657,192	29,407,079

EQUIPMENT, net	3,761,637	1,388,919

OTHER ASSETS
Long term prepayment	6,014,920	678,237
Intangible assets, net	1,247,567	1,166,003
Total other assets	7,262,487	1,844,240

Total assets	$44,681,318	$32,640,238

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable, trade	$61,243	$76,907
Other payables and accrued liabilities	50,559	70,343
Customer deposits	151,429	203,281
Taxes payable	772,289	468,184
Liquidated damages payable	44,003	44,003
Total liabilities	1,079,523	862,718

MINORITY INTEREST	835,532	893,337

SHAREHOLDERS' EQUITY
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 and 111,649 shares issued and outstanding at December 31, 2008 and 2007, respectively	-	11
Common stock, $0.0001 par value, 100,000,000 shares authorized, 15,226,742 and 14,821,641 shares issued and outstanding at December 31, 2008 and 2007, respectively	1,522	1,482
Paid-in capital	13,011,012	12,560,078
Statutory reserves	3,178,861	2,191,230
Retained earnings	22,146,572	14,008,587
Accumulated other comprehensive income	4,428,294	2,122,795
Total shareholders' equity	42,766,261	30,884,183

Total liabilities and shareholders' equity	44,681,316	$32,640,238

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$9,125,616	$6,875,369
Adjustments to reconcile net income to cash used in operating activities:
Minority interest	(118,266)	(94,658)
Depreciation and amortization	420,769	303,957
Bad debt expenses	36,428	18,495
Loss on sale of assets	9,416	-
Stock based compensation	88,463	333,870
Amortization of deferred expenses	-	325,687
Change in operating assets and liabilities
Notes receivable	(590,466)	-
Accounts receivable, trade	(4,786,654)	(5,879,829)
Inventories	(491,874)	(1,840,170)
Advances to suppliers	461,695	(2,535,589)
Other current assets	(105,081)	(34,728)
Accounts payable, trade	(20,683)	(120,129)
Other payables - related parties	-	(30,000)
Other payables and accrued liabilities	(24,555)	45,119
Customer deposits	(64,938)	176,763
Taxes payable	266,606	145,730
Accrued Expenses	2,608	-
Net cash provided by (used in) operating activities	4,209,084	(2,310,113)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(2,666,014)	(389,588)
Long term prepayment	(5,197,253)	-
Net cash used in investing activities	(7,863,267)	(389,588)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of warrants and options	362,500	7,829,681
Net cash provided by financing activities	362,500	7,829,681

EFFECT OF EXCHANGE RATE ON CASH	315,723	266,314

(DECREASE) INCREASE IN CASH	(2,975,960)	5,396,294

CASH, beginning of year	5,767,774	371,480

CASH, end of year	$2,791,814	$5,767,774